Exhibit 99.3

Suite 280, 625 Second Street
San Francisco, CA 94158
Tel: (415) 813-5079

PRESS RELEASE

Heavy Earth Resources Announces Signing of Share Purchase Agreement

August 29, 2013 – San Francisco, California: Heavy Earth Resources, Inc. ("Heavy Earth" or the "Company") (OTCQB: HEVI), an oil and gas exploration and production company focused in Central and South America, today announced that it entered into a securities share purchase agreement with Black Energy Oil & Gas Corp., a company based in Panama with principal operations in Colombia (“Black Energy”), for the sale of the Company’s subsidiary Deep Core, Inc., a Cayman Islands company (“Deep Core Cayman”), whose principal asset is DCX, S.A.S., a Columbian company, for US$1,500,000 plus the assumption of liabilities, including existing liabilities of US$6,000,000 for a total purchase price of $7,500,000.  The transaction closed on August 28, 2013.

As a part of the transaction, the Company will retain a 15% participation interest in the Morichito Block, including a 100% carry up to US$10 million for the Morichito-5 (“M-5”) discovery well and for drilling of either the M5B well or another prospect.

The agreed upon work plan for Black Energy is to immediately begin operations for the commencement of production from the M-5 discovery well.

With the sale of the Deep Core Cayman asset, the Company will be able to focus on its La Maye asset while retaining a significant interest in the Morichito Block. The Company believes that Black Energy is the right partner to enable quick production in order to determine proven reserves.  “Black Energy knows the Morichito Block, and its relationships in the field and in the communities will allow all parties to mutually benefit from their expertise. We expect production to commence before the end of 2013,” said Anthony Ives, Chief Financial Officer of Heavy Earth.

Located within producing trends of the prolific Llanos Basin, the Morichito-5 discovery has 2P crude reserves of approximately 1.45 million barrels, and the 3D seismic surveys covering the rest of the block have identified several prospects with a total P50 (most Likely) crude resource estimate of approximately 15.78 million barrels of oil. The block is surrounded by analog production including Pacific Rubiales Energy’s productive Cachicamo and Cravoviejo fields, CEPSA’s approximately 20,000 bopd Caracara field, and Hocol, S.A.’s approximately 20,000 bopd Guarrojo field.

About Heavy Earth Resources, Inc.

Heavy Earth Resources, Inc. is an oil and gas exploration, development and production company focused on under-explored regions and basins with proven petroleum geology fundamentals in Central and South America. The Company holds a significant drill ready, lower risk, prospect inventory in the Llanos and Lower Magdalena Basins. Heavy Earth Resources, Inc.’s shares trade on the OTCQB under the symbol HEVI. For more details on the Company, please visit www.heavyearthresources.com.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," or the negative thereof, and other variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.

Factors that could cause actual results to differ materially include, but are not limited to, risks associated with drilling and production programs on the Morichito and La Maye Blocks resulting from geological, technical, drilling, seismic and other unforeseen problems; unexpected results of exploration and development drilling and related activities on the Morichito and La Maye Blocks; continued availability of capital and financing to fund exploration and development drilling activities; increases in operating costs; availability of skilled personnel; unpredictable weather conditions; the impact of political and economic instability in Colombia; the ability to obtain required approvals of regulatory authorities in Colombia; senior management’s general inexperience in oil and gas operations in Colombia;  members of senior management not being based in Colombia, and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," "recoverable," or “prospective” "reserves," and "resources" among others. U.S. Investors are urged to consider closely the disclosures in our Registration Statement on Form S-1 filed on October 12, 2012, and other filings available at www.sec.gov or from us at Heavy Earth Resources, Inc., 625 Second Street, Suite 280, San Francisco, California 94107.

For further information, please contact:
Grant W. Draper, President and CEO
(415) 813-5079
Email: info@heavyearthresources.com
Website: www. heavyearthresources.com